EXHIBIT 15

November 1, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 1, 2012 on our review of interim financial information of Sonoco Products Company for the three-month and nine-month periods ended September 30, 2012 and October 2, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; and File No. 333-152531) and Form S-3 (File No. 333-160964).

Yours very truly,

/s/ PricewaterhouseCoopers LLP